Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Analysts — Anne Bork
(248) 447-5914

Media — Andrea Puchalsky
(248) 447-1651

Lear Revises First-Quarter 2005 Guidance

               Southfield, Mich., March 1, 2005 — Lear Corporation [NYSE: LEA] today revised its first-quarter 2005 net income guidance from a range of $0.50 to $0.70 per share to about breakeven, primarily reflecting additional industry production cuts, largely in North America.

               Lear’s previous first-quarter net income guidance was based on an expected decline in North American production of about 5%, compared with the same period a year ago. Since then, production schedules have continued to decline, with a disproportionate concentration in vehicle platforms where Lear has substantial content. Additionally, the company is experiencing continuing cost pressures from its supply base.

               “While we expect 2005 to be challenging on several fronts, we do expect the industry production environment to improve later in the year following this near-term inventory correction,” said Lear Chairman and Chief Executive Officer, Bob Rossiter. “With our strong sales backlog and a company-wide emphasis on improving our cost structure, our longer-term outlook remains positive.”

               Lear will discuss and update financial guidance for the remainder of 2005 when the company releases first-quarter financial results on Friday, April 22, 2005.

               Lear Corporation, a Fortune 500 company headquartered in Southfield, Mich., USA, focuses on integrating complete automotive interiors, including seat systems, interior trim and electrical systems. With annual net sales of $17 billion in 2004, Lear is one of the world’s largest automotive interior systems suppliers. The company’s world-class products are designed, engineered and manufactured by more than 110,000 employees in 34 countries. Further information about Lear and its products is available on the internet at www.lear.com.

Forward-Looking Statements

               This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the company operates, fluctuations in the production of vehicles for which the company is a supplier, labor disputes involving the company or its significant customers or suppliers or that otherwise affect the company, the company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer productivity negotiations, the impact and timing of program launch costs, the costs and timing of facility closures or similar actions, increases in the company’s warranty or product liability costs, risks associated with conducting business in foreign countries, competitive conditions impacting the company’s key customers, raw material cost and availability, the company’s ability to mitigate the significant impact of recent increases in raw material prices, the outcome of legal or regulatory proceedings to which the company is or may become a party, unanticipated changes in cash flow and other risks described from time to time in the company’s Securities and Exchange Commission filings.

               The first-quarter per share earnings guidance is based on an assumed 74 million shares outstanding and includes 4.8 million shares related to our outstanding contingently convertible debt.

               The forward-looking statements in this press release are made as of the date hereof, and the company does not assume any obligation to update them.

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